NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
April 24, 2003

Contact: Marti Morfitt Chief Executive Officer CNS, Inc. (952) 229-1500 mmorfitt@cns.com Nasdaq Symbol: CNXS	Shawn Brumbaugh/Marian Briggs Padilla Speer Beardsley Inc. (612) 455-1700 sbrumbaugh@psbpr.com mbriggs@psbpr.com

CNS Reports Strong Fiscal 2003 Results

•	Full-year net sales up 10%
•	Operating income for the year up 179%
•	Earnings per share of 46 cents exceeds consensus estimates for fiscal year
•	In fiscal 2004, company expects 7-14% sales growth, EPS up 11-22%

        MINNEAPOLIS, April 24-- CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today reported results for the fiscal year ended March 31, 2003.

        For the full year 2003, CNS posted net sales of $79.1 million, a 10 percent increase over net sales of $71.9 million in fiscal 2002. Net income in fiscal 2003 was $6.5 million, or 46 cents per diluted share, versus pro forma net income in the prior year of $2.9 million, or 20 cents per diluted share, excluding a one time tax benefit and reflecting a 38 percent tax rate. Net income for the year ended March 31, 2002 included a one time tax benefit of $9.1 million, or 64 cents per diluted share for reinstating deferred tax assets. Reported net income for fiscal 2002 was $13.8 million, or 96 cents per diluted share.

        Net sales for the 2003 fourth quarter grew 12 percent to $21.3 million compared to $19.1 million in the prior-year period. Net income for the quarter ended March 31, 2003, was $569,000, or 4 cents per diluted share, compared to pro forma net income for the quarter ended March 31, 2002, of $625,000, or 4 cents per diluted share, excluding a one time tax benefit and reflecting a 38 percent tax rate. Reported net income for the quarter ended March 31, 2002 was $10.1 million, or 71 cents per diluted share.

CNS, Inc. Reports 2003 Fourth Quarter and 12-Month Results

        Operating expenses remained virtually flat for the full year. Operating expenses for the 2003 fourth quarter rose 17 percent over the prior-year period due to a planned increase in advertising and promotion to support the launch of Breathe Right Snore Relief™ throat spray.

        “We are very encouraged by the results of our new Breathe Right Snore Relief throat spray, which produced sales at the high end of our expectations, and significantly contributed to our revenue growth in fiscal 2003,” said Marti Morfitt, president and chief executive officer, CNS, Inc. “We also posted a solid fourth quarter, due to sales gains across our Breathe Right and FiberChoice product lines.”

        During the 2003 fiscal year, the company repurchased 458,100 shares of CNS stock, leaving 531,600 shares remaining under its current stock repurchase authorization. CNS repurchased 129,200 shares at an average price of $6.49 per share in the fourth quarter.

2003 Fourth-Quarter Business Line Results

        Domestic Breathe Right brand sales grew 17 percent to $15.9 million compared to $13.6 million in the prior-year period. The increase was due to growth in the core business, as well as strong sales of Breathe Right Snore Relief throat spray. Domestic sales of Breathe Right brand products for the 12 months ended March 31, 2003, were $57.9 million versus $50.9 million for the previous year.

        International sales of Breathe Right strips for the quarter were $3.1 million compared to $3.9 million in the year-ago quarter. The anticipated decline was due to lower orders in the fourth quarter from CNS’ distributor in Japan, which purchased enough nasal strips in the quarter ended December 31, 2002, to carry it through the remainder of fiscal 2003. This distributor has now resumed more predictable purchasing patterns. For the 12-month period, international sales totaled $13.8 million versus $15.2 million last year.

        Sales of FiberChoice® chewable fiber tablets grew 33 percent to $2.0 million in the quarter ended March 2003 compared to $1.5 million in the prior-year period. Sales for the full year increased 22 percent to $7.1 million versus $5.8 million in fiscal 2002.

New Vapor Shot! Personal Vaporizer Product

        During the fourth quarter, CNS announced that it will begin shipping its newest product, Breathe Right Vapor Shot!™ personal vaporizer, to retailers in July 2003. This new product provides fast, drug-free relief from nasal congestion due to colds, allergies and sinusitis. Each

CNS, Inc. Reports 2003 Fourth Quarter and 12-Month Results

package of the Vapor Shot! personal vaporizer contains eight effervescent tablets, a customized cup and a vapor-concentrating lid. The patent-pending product works by delivering an intense shot of mentholated vapors to instantly relieve nasal congestion.

        “We are excited about the potential for this product due to the favorable consumer response it received during testing and the growth opportunity in the large U.S. cold and allergy market,” Morfitt said. Each year, approximately 81 percent of U.S. households are affected by chronic or episodic nasal congestion due to colds, allergies or sinusitis, according to a March 2002 CNS study.

        “Vapor Shot! offers a daytime, drug-free breathing solution that complements our flagship Breathe Right nasal strips, which are primarily used to relieve nighttime nasal congestion and snoring,” Morfitt said. “We expect the Vapor Shot! personal vaporizer to provide incremental sales to the Breathe Right franchise and further strengthens our market position. Breathe Right is now the 7th largest brand in the U.S. cough/cold category.”

Outlook for 2004 First-Quarter and Full-Year

        CNS currently expects net sales for the fiscal first quarter ending June 30, 2003, in the range of $15 to $17 million, compared to net sales of $14.5 million in the same period last year. Earnings for the first quarter are estimated between 11 cents and 14 cents per diluted share, versus net income of 11 cents per diluted share in the prior-year period.

        For the 2004 fiscal year from April 1, 2003, to March 31, 2004, the company anticipates net sales will grow from 7 to 14 percent to between $85 million and $90 million. Diluted earnings per share in fiscal 2004 are estimated to be in the range of 51 cents to 56 cents, an increase of 11 to 22 percent over fiscal 2003.

        “Our objectives in the coming fiscal year are to continue to grow profitably, extend our successful Breathe Right brand globally and gain further market share for FiberChoice,” said Morfitt. “We are excited about our opportunities for continued sales and earnings growth in fiscal 2004.”

Conference Call Webcast

        A conference call to review the fourth-quarter and year-end results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the conference call over the Internet by logging onto CNS’ Web site at www.cns.com. To listen to a replay of the fourth-quarter conference

CNS, Inc. Reports 2003 Fourth Quarter and 12-Month Results

call, dial 303-590-3000, conference call ID #533089, between 6 p.m. CT on Thursday, April 24, 2003 and 6 p.m. CT on Thursday, May 1, 2003.

About CNS, Inc.

CNS, based in Minneapolis, is a growing company that designs, manufactures and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2002. This news release contains forward-looking statements, which involve risks and uncertainties.

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CNS, Inc. Reports 2003 Fourth Quarter and 12-Month Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2003	2002	2003	2002

Net sales	$21,252	$19,135	$79,075	$71,911
Cost of goods sold	6,642	6,390	25,992	25,382

Gross profit	14,610	12,745	53,083	46,529

Operating expenses:
Advertising and promotion	10,527	8,796	30,930	29,119
Selling, general and administrative	3,532	3,213	12,514	13,030
Special charge	0	0	0	930

Total operating expenses	14,059	12,009	43,444	43,079

Operating income	551	736	9,639	3,450
Investment income, net	130	272	839	1,216

Income before income taxes	681	1,008	10,478	4,666
Income tax expense (benefit)	112	(9,126)	3,962	(9,126)

Net income (1)	$569	$10,134	$6,516	$13,792

Diluted net income per share (1)	$.04	$.71	$.46	$.96

Pro forma net income (2)	$569	$625	$6,516	$2,893

Pro forma diluted net income per share (2)	$.04	$.04	$.46	$.20

Weighted average number of common and
assumed conversion shares outstanding	14,083	14,198	14,044	14,385

(1)	2002 net income included a $9.1 million, or 64 cents per share, tax benefit due to reinstating net deferred tax assets.

(2)	Pro forma net income is adjusted for a 38% income tax rate and excludes a $9.1 million tax benefit in 2002. A full reconciliation between GAAP and pro forma is provided below.

CNS, Inc. Reports 2003 Fourth Quarter and 12-Month Results

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	March 31, 2003	March 31, 2002
Current assets:
Cash and marketable securities	$41,615	$24,662
Accounts receivable, net	11,011	11,682
Inventories	3,266	4,465
Other current assets	5,695	6,878

Total current assets	61,587	47,687
Long-term assets	3,788	6,799

Total assets	$65,375	$54,486

Current liabilities	16,321	10,264
Stockholders’ equity	49,054	44,222

Total liabilities and stockholders’ equity	$65,375	$54,486

CNS, Inc. Reports 2003 Fourth Quarter and 12-Month Results

The company’s net income and earnings per share under Generally Accepted Accounting Principles (GAAP) for both the quarter and year ended March 31, 2003 are being compared to 2002 net income and earnings per share on a pro forma, after tax basis to improve comparability between the periods. GAAP earnings for the quarter and year ended March 31, 2002 reflect a significant benefit from reinstating deferred tax assets. A full reconciliation between GAAP and pro forma net income and earnings per share for the quarter and year ended March 31, 2002 follows.

CNS, INC.
Reconciliation of Generally Accepted Accounting Principles Income to Pro forma Income
(in thousands, except earnings per share) (unaudited)

	Quarter Ended March 31, 2002	Year Ended March 31, 2002
Net income	$10,134	$13,792
Less income tax benefit	(9,126)	(9,126)

	1,008	4,666
Less tax expense at 38%	(383)	(1,773)

Pro forma net income	$625	$2,893

Diluted net income per share	$0.71	$0.96
Less income tax benefit	(0.64)	(0.64)

	0.07	0.32
Less tax expense at 38%	(0.03)	(0.12)

Pro forma diluted net income per share	$0.04	$0.20